Filed Pursuant to Rule 424(b)(3)

Registration No. 333-274666

PROSPECTUS SUPPLEMENT NO. 10

(To Prospectus dated April 12, 2024)

Mobile Infrastructure Corporation

Up to 37,156,865 Shares of Common Stock

Warrants to Purchase 2,553,192 Shares of Common Stock

This prospectus supplement is being filed solely to update and supplement the information contained in the section of the prospectus, dated April 12, 2024 (the “Prospectus”) entitled “Selling Securityholders” to reflect the issuance of Common Stock (as defined below) in lieu of cash payment upon redemption of Common Units (as defined in the Prospectus) described herein.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees of

(A)	up to 37,156,865 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(i)	3,937,246 shares of Common Stock issued as merger consideration to Color Up (as defined in the Prospectus) in connection with the consummation of the Merger (as defined in the Prospectus) based upon an implied equity consideration value of $10.00 per share; in 2021, Color Up purchased 2,624,831 shares of Legacy MIC Common Stock (as defined in the Prospectus) at a price per share of $11.75, which shares were exchanged in the Merger for the 3,937,246 shares of Common Stock for an effective price per share of approximately $7.83;

(ii)	up to 2,553,192 shares of Common Stock issuable upon the exercise of a warrant to purchase Common Stock (the “Warrants”) at an exercise price of $7.83 per share, which was initially the Legacy MIC Warrant (as defined in the Prospectus);

(iii)	907,000 shares of Common Stock issued upon the conversion of Class A ordinary shares, par value $0.0001 per share, of Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“FWAC”), in connection with the Domestication (as defined in the Prospectus) that were originally purchased by Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands limited liability company (“Sponsor”), in a private placement, which occurred simultaneously with the initial public offering of FWAC, at $10.00 per share for an aggregate purchase price of $9,070,000;

(iv)	2,020,000 shares of Common Stock issued upon the conversion of Class B ordinary shares, par value $0.0001 per share, of FWAC, in connection with the Domestication, originally purchased by the Sponsor for approximately $0.003 per share, comprised of (a) 1,900,000 shares of Common Stock held by the Sponsor and (b) 120,000 shares of Common Stock transferred by the Sponsor to four former directors of FWAC;

(v)	13,787,462 shares of Common Stock issued upon the conversion of 46,000 shares of our Series 2 Convertible Preferred Stock, par value $0.0001 per share, purchased by the Preferred PIPE Investors (as defined in the Prospectus) for $1,000 per share for an aggregate purchase price of $46,000,000, inclusive of 1,253,404 shares of Common Stock issued to the Preferred PIPE Investors upon the conversion of Dividends (as defined in the Prospectus), resulting in an effective purchase price of approximately $3.34 per share; and

(vi)	up to 13,951,965 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption of Common Units (as defined in the Prospectus); and

(B)	the Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

Our Common Stock is listed on the NYSE American LLC under the symbol “BEEP.” On October 2, 2024, the closing price of our Common Stock was $3.10. The Warrants will not be listed for trading.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 3, 2024.

REDEMPTION OF COMMON UNITS

On or about October 4, 2024, the Company will issue 8,453,782 shares of Common Stock in lieu of cash payments upon the redemption of 8,453,782 Common Units (the “Redemption”), consisting of (i) 7,997,842 shares of Common Stock issued to HSCP Strategic III, L.P. and (ii) 455,940 shares of Common Stock issued to Valley High Limited Partnership (the “Additional Selling Securityholder”).

SELLING SECURITYHOLDERS

The table appearing in the section in the Prospectus entitled “Selling Securityholders” is hereby deleted in its entirety and replaced with the table appearing below. The table in the section in the Prospectus entitled “Selling Securityholders” is being updated solely to reflect the Redemption, including to add the Additional Selling Securityholder.

Information about the named “Selling Securityholders,” including those listed in the table below, may change over time. Since the effectiveness of Post-Effective Amendment No. 1 to the Registration Statement on Form S-11 of which the Prospectus is a part, a number of Selling Securityholders may have sold shares of Common Stock registered thereunder. This prospectus supplement does not provide any updates with respect to any such sales.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Common Stock
Name of Selling Securityholder	Shares Beneficially Owned Prior to Offering(1)	Shares Registered for Sale in Offering	Shares Beneficially Owned After Offering	Percent Owned After Offering
Fifth Wall Acquisition Sponsor III LLC (2)	2,807,000	2,807,000	—	—
HSCP Strategic III, L.P.(3)	19,972,193	19,972,193	—	—
Bombe Asset Management LLC(4)	425,609	2,557,146	—	—
Harvest Small Cap Partners, L.P.(5)	1,988,091	1,988,091	—	—
Harvest Small Cap Partners Master, Ltd.(6)	4,006,457	4,006,457	—	—
Adeyemi Ajao(7)	30,000	30,000	—	—
Alana Beard(8)	30,000	30,000	—	—
Poonam Sharma(9)	30,000	30,000	—	—
Amanda Parness(10)	30,000	30,000	—	—
Bombe-MIC Pref, LLC (11)	1,798,364	1,798,364	—	—
PLR-322 Streeter LLC (12)	0	24,148.59	—	—
Samuel Wilkins 2012 Trust(13)	94,048	94,048	—	—
Wilkins-Duignan 2009 Revocable Trust(14)	121,354	121,354	—	—
Ritch Holdings II, LLC(15)	121,354	121,354	—	—
Valley High Limited Partnership(16)	455,940	455,940	—	—

	Warrants
Name of Selling Securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Registered for Sale in Offering	Warrants Beneficially Owned After Offering
HSCP Strategic III, L.P.(17)	2,170,213	2,170,213	—
Bombe Asset Management LLC(18)	382,978	382,978	—

*	Less than 1%.

(1)	Does not include shares of Common Stock that may be issued upon redemption of Common Units because, upon the Selling Securityholder’s election to redeem Common Units, MIC may elect to redeem such Common Units for cash in MIC’s sole discretion.

(2)	Consists of (i) 907,000 shares of Common Stock issued upon the conversion of FWAC Class A Shares in connection with the Domestication and (ii) 1,900,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Andriy Mykhaylovskyy and Brendan Wallace, by virtue of being managing members of the Sponsor, have voting and dispositive power over the securities held by the Sponsor and, therefore, may be deemed to have beneficial ownership of the securities held directly by the Sponsor. The address of the Sponsor and Messrs. Mykhaylovskyy and Wallace is 100 Wilshire Boulevard, Suite 2060, Santa Monica, CA 90401. See the section titled “Certain Relationships and Related Person Transactions.”

(3)	Consists of (i) 5,449,591 shares of Common Stock issued upon the conversion of 20,000 shares of Series 2 Preferred Stock, (ii) 544,959 shares of Common Stock issued upon the conversion of Dividends, which was received by HS3 upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023, (iii) 7,997,842 shares of Common Stock issued in lieu of cash payments upon the redemption of 7,997,842 Common Units by HS3, inclusive of 5,288,512 shares of Common Stock issued in lieu of cash payments upon the redemption of 5,288,512 Common Units received by HS3 in connection with the pro rata liquidating distribution by Color Up to its members without consideration (the “Distribution”), (iv) 3,809,588 shares of Common Stock received by HS3 in connection with the Distribution, and (v) 2,170,213 shares of Common Stock issuable upon the exercise of 2,170,213 Warrants received by HS3 in connection with the Distribution (without regard to any provisions of the Warrants in connection with the treatment of fractional shares). Securities held directly by HS3 may be deemed to be beneficially owned by (i) HSCP, the general partner of HS3; (ii) No Street, the managing member of HSCP; and (iii) Mr. Osher, the managing member of No Street and a member of the Board. The address of HS3, HSCP, No Street, and Mr. Osher is 505 Montgomery Street, Suite 1250, San Francisco, California 94111. See the section titled “Certain Relationships and Related Person Transactions.”

(4)	Consists of (i) 42,631 shares of Common Stock received by Bombe in connection with the Distribution, (ii) 382,978 shares of Common Stock issuable upon the exercise of 382,798 Warrants received by Bombe in connection with the Distribution (without regard to any provisions of the Warrants in connection with the treatment of fractional shares), and (iii) 2,131,537 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption by Bombe of 2,131,537 Common Units received by Bombe in connection with the Distribution. The address of Bombe is 30 W. 4th Street, Cincinnati, OH 45202.

(5)	Consists of (i) 1,807,356 shares of Common Stock issued upon the conversion of 6,633 shares of Series 2 Preferred Stock and (ii) 180,735 shares of Common Stock issued upon the conversion of Dividends, which were received by Harvest Small Cap upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023. Mr. Osher is a member of the Board and the managing member of No Street. No Street is the managing member of HSCP, the general partner of Harvest Small Cap. See the section titled “Certain Relationships and Related Person Transactions.”

(6)	Consists of (i) 3,642,234 shares of Common Stock issued upon the conversion of 13,367 shares of Series 2 Preferred Stock and (ii) 364,223 shares of Common Stock issued upon the conversion of Dividends, which were received by HSCP Master upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023. Mr. Osher is a member of the Board and the managing member of No Street. No Street is the investment manager of HSCP Master. See the section titled “Certain Relationships and Related Person Transactions.”

(7)	Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Mr. Ajao served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(8)	Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Ms. Beard served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(9)	Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Ms. Sharma served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(10)	Consists of 30,000 shares of Common Stock issued upon the conversion of FWAC Class B Shares in connection with the Domestication. Ms. Parness served as a director of FWAC from April 2021 until the Closing Date. See the section titled “Certain Relationships and Related Person Transactions.”

(11)	Consists of (i) 1,634,877 shares of Common Stock issued upon the conversion of 6,000 shares of Series 2 Preferred Stock and (ii) 163,487 shares of Common Stock issuable upon the conversion of Dividends, which were received by Bombe Pref upon the conversion of shares of Series 2 Preferred Stock on December 31, 2023. Mr. Chavez, our Chief Executive Officer and Chairman, is the manager of Bombe Pref and may be deemed to share voting and dispositive power with regard to the securities held directly by Bombe Pref. Ms. Hogue, our President, Chief Financial Officer and member of the Board, is a member of Bombe Pref and may be deemed to share dispositive power with regard to securities held directly by Bombe Pref. See the section titled “Certain Relationships and Related Person Transactions.”

(12)	Consists of 24,148.59 shares of Common Stock issuable in the event of our election to issue shares of Common Stock in lieu of cash payments upon redemption by PLR Streeter of 24,148.59 Common Units received by PLR Streeter in connection with the Distribution (without regard to any provisions of the Charter in connection with the treatment of fractional shares issuable upon redemption of Common Units). The address of PLR Streeter is 30 W. 4th Street, Cincinnati, OH 45202.

(13)	Consists of 94,048 shares of Common Stock issued in lieu of cash payments upon the redemption of 94,048 Common Units by Samuel Wilkins 2012 Trust. The address of Samuel Wilkins 2012 Trust is PO Box 7278 Berkeley, CA 94707.

(14)	Consists of 121,354 shares of Common Stock issued in lieu of cash payments upon the redemption of 121,354 Common Units by Wilkins-Duignan 2009 Revocable Trust. The address of Wilkins-Duignan 2009 Revocable Trust is PO Box 7278 Berkeley, CA 94707.

(15)	Consists of 121,354 shares of Common Stock issued in lieu of cash payments upon the redemption of 121,354 Common Units by Ritch Holdings II, LLC. The address of Ritch Holdings II, LLC is 2578 Grandin Rd, Cincinnati, OH 45208.

(16)	Consists of 455,940 shares of Common Stock issued in lieu of cash payments upon the redemption of 455,940 Common Units by Valley High Limited Partnership. The address of Valley High Limited Partnership is 3972 Happy Valley Rd, Lafayette, CA 94549.

(17)	See note 3 for information about the Warrants held by HS3.

(18)	See note 4 for information about the Warrants held by Bombe.